EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	April 16, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Continues to Make Progress on its Business Plan

•	Extension of NYSE MKT, LLC Impairment Plan Period
•	Completed Planned Stock Sale

NAPERVILLE, IL, April 16, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) today is pleased to announce that NYSE MKT, LLC (the "NYSE MKT") has granted the Company an extension of its Impairment Plan Period from March 31, 2014 to June 6, 2014 (“the Revised Impairment Plan Period”) related to its non-compliance with continued listing standards as set forth in the NYSE MKT Company Guide.

The Company’s non-compliance relates to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide: Specifically, stockholders’ equity is less than $4 million and the Company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; and, in the opinion of the NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition.

General Employment’s plan of compliance, detailing actions to take in order to regain compliance with stated listing requirements, (the “Impairment Plan”) was initially accepted by the Exchange on August 27, 2013, granting the Company until October 7, 2013 (the “Impairment Plan Period”) to regain compliance with 1003(a)(iv). On October 29, 2013, the NYSE MKT granted the Company an extension of the Impairment Plan Period until February 21, 2014.  On March 12, 2014, the Exchange then granted General Employment an extension to the end of March.  Based on a review of information provided by the Company through April 10, 2014, as well as conversations between the Exchange Staff and representatives of the Company, the Exchange determined to extend the Impairment Plan period from March 31, 2014 to June 6, 2014.  The targeted completion date to improve the overall financial condition and comply with 1003(a)(iv) and, additionally, to increase the equity to a minimum of $4 million and comply with 1003(a)(ii) is now June 6, 2014.

The Company's common stock continues to trade on the NYSE MKT stock exchange under the symbol "JOB," but will become subject to the trading symbol extension ".LF" to denote non-compliance with the NYSE MKT's continued listing standards.

In addition, the Company has sold 625,000 shares of common stock (the “Shares”) of the Company and 312,500 common stock purchase warrants (the “Warrants”) for $125,000.  The Warrants are exercisable 6 months after issuance, have a term of 4 years, and have an exercise price of $0.25 per warrant share.  Although the Company will continue to evaluate further direct investments that will enable the continued execution of the Company’s business plan, this was the continuation and completion of the initial contemplated financing.

Andrew Norstrud, Chief Executive Officer of General Employment, commented, “We will use this capital infusion for working capital as we work toward completing our restructuring plan and shifting our focus to our strategic growth initiatives.  Our investors will see a distinct change in our efforts in the coming months as we begin to rebuild our management team and take bold steps to execute our business plan.” Mr. Norstrud also commented, “We are grateful to the NYSE for continuing to work with us as we make the necessary infrastructure changes to rebuild the foundation of the Company and for not requiring us to make short term decisions that would not be in the best long term interests of the Company or its shareholders.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.